MassRoots Recruits Robert Pullar as Chief Financial Officer

December 21, 2016 (Denver, CO) -- MassRoots, Inc. (OTCQB:MSRT), one of the leading technology platforms for the cannabis industry, is pleased to report it has recruited Robert “Bob” Pullar as Chief Financial Officer. Since November 2006, Mr. Pullar has served as Managing Director of Axis Private Equity Group, LLC, an investment firm focused on making equity investments in well-managed, profitable companies. He has negotiated leveraged buyouts, management buyouts, recapitalizations and equity investments with privately held businesses and subsidiaries or divisions of public companies.

“As we enter into the next phase of growth for MassRoots, we could not be more excited to welcome a candidate of Mr. Pullar’s caliber to our management team,” stated MassRoots CEO Isaac Dietrich. “His guidance and oversight of MassRoots’ financial model will be instrumental as we continue to execute on our business plan in an effort to attain profitability.”

“Over the past several decades, my main focus has been putting small companies on a solid financial track while preserving shareholder capital,” stated MassRoots CFO Bob Pullar. “I look forward to applying this expertise and knowledge to growing MassRoots’ revenues in a disciplined and prudent manner.”

About MassRoots

MassRoots is one of the largest technology platforms for the regulated cannabis industry. The company’s mobile apps enables consumers to provide community-driven reviews of cannabis strains and products, enabling consumers to make educated cannabis purchasing decisions. MassRoots is proud to be affiliated with the leading businesses and organizations in the cannabis industry, including the ArcView Group and National Cannabis Industry Association. For more information, please visit MassRoots.com/Investors.

Forward-looking Statements
Certain matters discussed in this announcement contain statements, estimates and projections about the growth of MassRoots' business, potential partnerships, new features, and related business strategy. Such statements, estimates and projections may constitute forward-looking statements within the meaning of the federal securities laws. Factors or events that could cause our actual results to differ may emerge from time to time. MassRoots undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The recipient of this information is cautioned not to place undue reliance on forward-looking statements.